Exhibit 99.1

April 18, 2019

The Special Committee of the Board of Directors
Highpower International, Inc.
Building Al, 68 Xinxia Street, Pinghu,
Longgang, Shenzhen, Guangdong
People’s Republic of China

Dear Members of the Special Committee:

Reference is made to my letter to the board of directors (the “Board”) of Highpower International, Inc. (the “Company”), dated June 2, 2018 (the “Proposal Letter”), in connection with my preliminary non-binding proposal to acquire all of the outstanding shares of common stock of the Company that are not already directly or indirectly beneficially owned by me in a going private transaction.

I write for three reasons.

First, I would like to inform the special committee (the “Special Committee”) composed entirely of independent directors appointed to consider the Proposal Letter that I have formed a consortium with Mr. Wen Liang Li, Mr. Wen Wei Ma and Essence International Financial Holdings (Hong Kong) Limited (collectively, the “Buyer Parties”). Accordingly, the Proposal Letter hereby is deemed modified to provide, on a non-binding basis, that the Buyer Parties propose to acquire all the outstanding shares of common stock (the “Shares”) of the Company that are not already directly or indirectly beneficially owned by the Buyer Parties in a going private transaction upon the terms and subject to the conditions set forth in the Proposal Letter (the “Transaction”). All other terms and conditions of the Proposal Letter remain unchanged and hereby are reaffirmed.

Second, the Buyer Parties also would like to confirm that we will not proceed with the Transaction unless it is approved by the Special Committee, taking into account the advice of its independent advisors. In addition, please note that the Transaction will be subject to a non- waivable condition requiring the approval by holders of a majority of the Shares not beneficially owned by the Buyer Parties.

Lastly, given the involvement of Mr. Wen Liang Li in addition to myself in the Transaction, please note that we both will recuse ourselves from participating in any Board deliberations and decisions related to the Transaction

We look forward to working closely with the Special Committee and are confident in our ability to consummate the Transaction as outlined in the Proposal Letter and this letter.

Sincerely,

Dang Yu Pan

/s/ Dang Yu Pan